UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 22, 2018

Infrastructure and Energy Alternatives, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-37796	47-4787177
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6325 Digital Way Suite 460 Indianapolis, Indiana	46278
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (765) 828-2580

None.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 3.01 Notice of Delisting or Failure To Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Expected Transfer of Listing of Common Stock from The Nasdaq Capital Market to The Nasdaq Global Market; Potential Delisting of Warrants

In connection with the consummation of the previously announced business combination pursuant to that certain Agreement and Plan of Merger, dated November 3, 2017, as subsequently amended, by and among Infrastructure and Energy Alternatives, Inc. (f/k/a M III Acquisition Corp.) (the “Company”), IEA Energy Services LLC and the other parties thereto, the Company was required to submit to the Nasdaq Listing Qualifications Department data regarding round lot holders of its Common Stock and Warrants. Although the Company’s Common Stock and Warrants have been historically listed on The Nasdaq Capital Market, in connection with the Company’s business combination it submitted a listing application with respect to The Nasdaq Global Market because the Company would not, following the business combination, meet The Nasdaq Capital Market requirement that it have stockholders' equity of at least $4 million, as set forth in Listing Rule 5505(b)(2)(B). Therefore, the Company, as part of its post business combination listing application, is required to demonstrate compliance with all of the applicable initial listing requirements for The Nasdaq Global Market including the higher 400 round lot holder requirement. Based upon its review of the data regarding its rounds lot holders, the Company believes it is in compliance with this requirement with respect to its Common Stock. The Company has provided Nasdaq with the applicable data and Nasdaq is still reviewing the data. The Company believes it has already demonstrated compliance with all other applicable initial listing requirements for The Nasdaq Global Market.

However, based upon the Company’s review of round lot holder data, it has preliminarily concluded that its Warrants do not meet the minimum 400 round lot holder requirement for listing as set forth in Nasdaq Listing Rule 5515(a)(4). Although Nasdaq is still reviewing the data, based on discussions with Nasdaq on June 22, 2018, the Company currently expects that Nasdaq will issue a delisting notice with respect to its Warrants. If the Company receives a delisting notice from Nasdaq with respect to its Warrants, it will have seven calendar days to request a hearing before a Nasdaq Hearings Panel (the “Panel”). The Company intends to request a hearing, which request will stay all suspension and delisting actions relating to the Company’s Warrants until the hearing and the expiration of any additional extension period granted by the Panel following the hearing. In that regard, pursuant to the Nasdaq Listing Rules, the Panel will have the discretion to grant the Company up to 180 calendar days, measured from the date of the delist letter, to demonstrate compliance with the 400 round lot holder requirement for the Warrants.

The Company believes it currently has approximately 300 round lot holders of its Warrants. There can be no assurance, however, that the Company will be able to meet the round lot holder requirement, or that the Company’s requests for a further extension will be granted. If the Company’s Warrants are delisted, the Company expects that they would be eligible to be quoted and traded on the he over-the-counter market. However, no assurance can be given that trading of the Warrants will be commenced or maintained on the over-the-counter market.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 25, 2018

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.

	By:	/s/ Andrew D. Layman
Name: Andrew D. Layman
Title: Chief Financial Officer